CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER 2011 FINANCIAL RESULTS

New York, New York, July 26, 2011 - Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three and six months ended June 30, 2011.

The following financial review discusses the results for the three and six months ended June 30, 2011 and June 30, 2010.

Second Quarter 2011 and Year-to-Date Highlights

•	Recorded net income attributable to Genco for the second quarter of $10.1 million, or $0.29 basic and diluted earnings per share;

•	Maintained strong cash position of $296.0 million on a consolidated basis, including restricted cash;

o	$292.1 million for Genco Shipping & Trading Limited, including restricted cash
o	$3.9 million for Baltic Trading Limited

•	Took delivery of the Genco Avra on May 13, 2011;

•	Took delivery of the Genco Mare on July 20, 2011; and

•	Continued time charter strategy of fixing vessels on short term or spot market related contracts with options to convert to fixed employment contracts while market remains soft.

Financial Review: 2011 Second Quarter

The Company recorded net income attributable to Genco for the second quarter of 2011 of $10.1 million, or $0.29 basic and diluted earnings per share. Comparatively, for the three months ended June 30, 2010, net income attributable to Genco was $36.8 million or $1.17 basic and $1.16 diluted earnings per share.

EBITDA was $65.8 million for the three months ended June 30, 2011 versus $79.3 million for the three months ended June 30, 2010.

Robert Gerald Buchanan, President, commented, “During the second quarter, Genco further expanded its high-quality fleet while maintaining an opportunistic time charter approach. Specifically, we took delivery of the Genco Avra, a Handysize newbuilding, and commenced a long-term spot market-related time charter for this vessel with a top international charterer. By maintaining the ability to take advantage of a rising freight rate environment if market conditions improve, combined with our growing fleet of first-in-class vessels, we remain well positioned to drive future performance and continue to deliver service that meets the highest industry standards for our customers.”

Genco’s voyage revenues decreased 6.5% to $98.5 million for the three months ended June 30, 2011 versus $105.3 million for the three months ended June 30, 2010, mainly due to lower charter rates achieved by the majority of our vessels partially offset by the increase in the size of our fleet and consolidated revenues from Baltic Trading Limited. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $18,299 per day for the three months ended June 30, 2011 compared to $30,405 per day for the three months ended June 30, 2010. The decrease in TCE rates resulted from lower charter rates achieved in the second quarter of 2011 versus the same period last year for the majority of the vessels in our fleet. Reduced cargo availability in April and May due to weather related events that occurred in the first quarter of 2011, coupled with continued deliveries of newbuilding vessels were the main contributors of reduced rates which affected the earnings of our vessels trading on spot market-related charters. The effect of these contributors was offset by increased scrapping of older tonnage and the return of iron ore and coal cargoes in June of this year.

Total operating expenses increased to $67.7 million for the three months ended June 30, 2011 from $50.4 million for the three month period ended June 30, 2010.  Higher vessel operating expenses, general, administrative and management fees and depreciation and amortization were recorded in the 2011 period as a result of the operation of a larger fleet. Vessel operating expenses were $25.5 million for the second quarter of 2011 compared to $16.2 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, the consolidated expenses of Baltic Trading Limited’s fleet and higher crew related expenses offset by lower insurance and lube expenses for the second quarter of 2011 versus the same period last year.

Depreciation and amortization expenses increased to $34.0 million for the second quarter of 2011 from $26.3 million for the second quarter of 2010 as a result of the growth of our fleet offset by a decrease in depreciation due to a change in estimated residual scrap value as described below. For the year beginning January 1, 2011, the Company revised its estimated residual scrap value from $175 per lightweight ton to $245 per lightweight ton which had the impact of decreasing depreciation expense $0.6 million for the three months ended June 30, 2011. The change in residual scrap value will only affect depreciation on a prospective basis. General, administrative and management fees increased to $8.3 million in the second quarter of 2011 from $7.2 million in the second quarter of 2010 due to the addition of personnel as the fleet expanded, as well as higher third-party management fees due to the growth of the fleet.

Daily vessel operating expenses, or DVOE, was $4,700 per vessel per day during the second quarter of 2011 as compared to $4,671 per vessel per day for the same quarter last year due to higher crew costs on certain of our vessels. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for the second half of 2011 to be $5,000 per vessel per day on a weighted average basis.

John C. Wobensmith, Chief Financial Officer, commented, “Building upon the delivery of the Genco Avra in the second quarter, Genco further strengthened its industry leadership with the delivery last week of the Genco Mare, a Handysize newbuilding. The Genco Mare is the 17th vessel to be delivered to the Company over the past year. Drawing upon our current liquidity position, including a cash balance of $292.1 million at the end of the second quarter, we intend to take delivery of one remaining Handysize newbuilding in 2011. As we continue to seamlessly integrate our newly acquired vessels into our existing infrastructure, we remain committed to maintaining a strong financial foundation for the benefit of shareholders.”

Liquidity and Capital Resources

 Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2011 and 2010 was $83.0 million and $118.0 million, respectively. The decrease in cash provided by operating activities was primarily due to lower net income for the first half of 2011, which resulted primarily from lower charter rates achieved in the 2011 period versus the same period last year for the majority of the vessels in our fleet. For the six months ended June 30, 2011 as compared to June 30, 2010, the lower net income was offset by significantly higher depreciation and amortization due to the operation of a larger fleet as well as a lower impact of the amortization of time charters acquired.

Net cash used in investing activities for the six months ended June 30, 2011 and 2010 was $68.3 million and $304.6 million, respectively.  The decrease was primarily due to fewer funds used for deposits and purchases of vessels during the first half of 2011 compared to the first half of 2010. Five of the initial six vessels in Baltic Trading’s fleet were acquired during the first half of 2010. For the six months ended June 30, 2011, cash used in investing activities primarily related to the purchase of vessels in the amount of $67.2 million. For the six months ended June 30, 2010, cash used in investing activities primarily related to purchases of vessels in the amount of $214.4 million and deposits on vessels in the amount of $84.9 million.

Net cash provided by financing activities was $0.7 million during the six months ended June 30, 2011 as compared to $194.4 million during the six months ended June 30, 2010. Cash provided by financing activities in 2011 mainly consisted of $21.5 million of proceeds from the $253 Million Term Loan Facility related to the Bourbon vessels acquired offset by the following uses of cash: a $25.0 million repayment of debt under the 2007 Credit Facility, $9.8 million repayment of debt under the $253 Million Term Loan Facility, $1.8 million repayment of debt under the $100 Million Term Loan Facility and the $3.9 million dividend payments of our subsidiary, Baltic Trading Limited, to its outside shareholders. For the same period last year, cash provided by financing activities consisted of $214.5 million of proceeds from the initial public offering of Baltic Trading Limited offset by repayments on the 2007 Credit Facility of $25.0 million, $3.7 million for payments of common stock issuance costs and offset by $10.0 million of proceeds from the 2010 Baltic Trading Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, and assuming deliveries of the vessels we have agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,811,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that one of our vessels will be drydocked in the third quarter of 2011 and an additional eight vessels will be drydocked in the fourth quarter of 2011. We further anticipate that 17 of our vessels will be drydocked in 2012.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2012 to be:

	Q3 2011	Q4 2011	2012
Estimated Costs (1)	$0.7 million	$4.9 million	$10.4 million
Estimated Offhire Days (2)	20	160	340

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Muse and Genco Marine completed their drydocking during the second quarter of 2011 at a cumulative cost of approximately $1.1 million. The vessels were on planned offhire for an aggregate of 29.7 days in connection with their scheduled drydocking.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

Three Months Ended	Six Months Ended
June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(Dollars in thousands, except share and per share data) (unaudited)		(Dollars in thousands, except share and per share data) (unaudited)

INCOME STATEMENT DATA:
Revenues:	$98,511	$105,337	$199,130	$200,018
Service revenue	819	-	1,629	-
Total revenues	99,330	105,337	200,759	200,018

Operating expenses:
Voyage expenses	(74)	1,018	894	1,755
Vessel operating expenses	25,465	16,160	50,260	31,047
General, administrative and management fees	8,298	7,164	17,149	12,960
Depreciation and amortization	34,025	26,259	67,106	51,094
Other operating income	-	(206)	-	(206)
Total operating expenses	67,714	50,395	135,409	96,650

Operating income	31,616	54,942	65,350	103,368

Other (expense) income:
Other (expense) income	(56)	(3)	(111)	25
Interest income	163	248	335	324
Interest expense	(21,540)	(15,810)	(42,861)	(31,241)
Other expense:	(21,433)	(15,565)	(42,637)	(30,892)

Income before income taxes:	10,183	39,377	22,713	72,476

Income tax expense	(355)	(719)	(714)	(719)

Net income	9,828	38,658	21,999	71,757
Less: Net (loss) income attributable to noncontrolling interest	(262)	1,899	(1,517)	1,550

Net Income attributable to Genco Shipping & Trading Limited	$10,090	$36,759	$23,516	$70,207

Earnings per share - basic	$0.29	$1.17	$0.67	$2.24

Earnings per share - diluted (1)	$0.29	$1.16	$0.67	$2.23

Weighted average shares outstanding - basic	35,150,352	31,413,874	35,146,254	31,409,858

Weighted average shares outstanding - diluted	35,204,649	31,562,879	35,211,636	31,553,226

	June 30, 2011	December 31, 2010
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$295,980	$279,877
Current assets, including cash	311,269	293,681
Total assets	3,187,920	3,182,708
Current liabilities (including current portion of long term debt)	150,491	118,022
Total long-term debt (including current portion and note payable)	1,753,172	1,746,248
Shareholders' equity (included $211.3 million and $215.2 of non-controlling interest at June 30, 2011 and December 31, 2010, respectively)	1,366,441	1,348,153

Six Months Ended
June 30, 2011	June 30, 2010
(unaudited)
Net cash provided by operating activities	$82,965	118,015
Net cash used in investing activities	(68,318)	(304,589)
Net cash provided by financing activities	706	194,446

1)	The convertible notes were anti-dilutive for the quarter and year to date ending June 30, 2011. The notes were not outstanding for the 2010 periods shown.

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income attributable to Genco Shipping & Trading Limited		$ 10,090	$ 36,759	$ 23,516	$ 70,207
+	Net interest expense	21,377	15,562	42,526	30,917
+	Tax	355	719	714	719
+	Depreciation and amortization	34,025	26,259	67,106	51,094
	EBITDA(1)	$ 65,847	$ 79,299	$ 133,862	$ 152,937

Three Months Ended	Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
GENCO STANDALONE FLEET DATA:	(unaudited)			(unaudited)
Total number of vessels at end of period	51	35	51	35
Average number of vessels (2)	50.6	35.0	49.8	35.0
Total ownership days for fleet (3)	4,600	3,185	9,012	6,335
Total available days for fleet (4)	4,568	3,164	8,961	6,271
Total operating days for fleet (5)	4,542	3,146	8,906	6,240
Fleet utilization (6)	99.4%	99.4%	99.4%	99.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$19,325	30,774	$19,917	$30,510
Daily vessel operating expenses per vessel (8)	4,714	4,658	4,722	4,692

Three Months Ended	Six Months Ended
June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
CONSOLIDATED FLEET DATA:	(unaudited)			(unaudited)
Total number of vessels at end of period	60	40	60	40
Average number of vessels (2)	59.6	38.0	58.8	36.5
Total ownership days for fleet (3)	5,419	3,460	10,641	6,610
Total available days for fleet (4)	5,387	3,431	10,590	6,538
Total operating days for fleet (5)	5,357	3,410	10,531	6,504
Fleet utilization (6)	99.4%	99.4%	99.4%	99.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$18,299	30,405	$18,720	$30,326
Daily vessel operating expenses per vessel (8)	4,700	4,671	4,723	4,697

(1) EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, and assuming deliveries of the vessels we have agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,811,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of July 26, 2011, the average age of our current fleet, consisting of vessels already delivered to us, was 6.4 years, as compared to the average age for the world fleet of approximately 13 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2011	100% of BCI
Genco Tiberius	2007	Cargill International S.A.	September 2011	31,000
Genco London	2007	Cargill International S.A.	September 2011	31,000
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(4)	46,250
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(4)
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(4)
Genco Commodus	2009	Swissmarine Services S.A.	May 2012	99% of BCI(5)
Genco Maximus	2009	Swissmarine Services S.A.	November 2011	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	January 2012	98.5% of BCI

Panamax Vessels
Genco Beauty	1999	U-Sea Bulk A/S, Copenhagen	March 2012	100% of BPI(6)
Genco Knight	1999	Swissmarine Services S.A.	February 2012	100% of BPI(6)
Genco Leader	1999	J. Aron & Company	December 2011	100% of BPI
Genco Vigour	1999	Global Maritime Investments Ltd.	December 2011	100% of BPI
Genco Acheron	1999	Cargill International S.A.	September 2011	24,000(7)
Genco Surprise	1998	Global Maritime Investments Ltd.	November 2011	97% of BPI
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800
Genco Thunder	2007	Swissmarine Services S.A.	November 2011	100% of BPI

Supramax Vessels
Genco Predator	2005	Pacific Basin Chartering Ltd.	May 2012	103% of BSI(8)
Genco Warrior	2005	Klaveness Chartering	November 2011	102% of BSI
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2012	106% of BSI(8)
Genco Cavalier	2007	MUR Shipping B.V.	September 2011	19,200
Genco Lorraine	2009	Olam International Ltd.	June 2012	18,500
Genco Loire	2009	Oldendorff GMBH and Co.	August 2011	20,250
Genco Aquitaine	2009	Klaveness Chartering	March 2012	102% of BSI(9)
Genco Ardennes	2009	Klaveness Chartering	August 2012	19,000
Genco Auvergne	2009	Trafigura Beheer B.V.	October 2011	102% of BSI
Genco Bourgogne	2010	Setaf-Saget SAS	November 2011	19,900
Genco Brittany	2010	Swissmarine Services S.A.	December 2011	102% of BSI
Genco Languedoc	2010	Swissmarine Services S.A.	November 2011	102% of BSI
Genco Normandy	2007	Louis Dreyfus Commodities Suisse S.A.	October 2011	12,000(10)
Genco Picardy	2005	Trafigura Beheer B.V.	December 2011	100% of BSI
Genco Provence	2004	Setaf-Saget SAS	December 2011	20,250
Genco Pyrenees	2010	Setaf-Saget SAS	December 2011	15,250(11)
Genco Rhone	2011	AMN Bulkcarriers Inc.	February 2012	102% of BSI

Handymax Vessels
Genco Success	1997	Swissmarine Services S.A.	January 2012	90% of BSI
Genco Carrier	1998	ED & F MAN Shipping Ltd.	February 2012	92.5% of BSI
Genco Prosperity	1997	Pacific Basin Chartering Ltd	May 2012	92% of BSI(12)
Genco Wisdom	1997	Klaveness Chartering	September 2011	14,150
Genco Marine	1996	ED & F MAN Shipping Ltd.	May 2012	92% of BSI(12)
Genco Muse	2001	Trafigura Beheer B.V.	April 2012	95% of BSI(13)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	October 2011	Spot(14)
Genco Pioneer	1999	Lauritzen Bulkers A/S	October 2011	Spot(14)
Genco Progress	1999	Lauritzen Bulkers A/S	July 2012	Spot(14)
Genco Reliance	1999	Lauritzen Bulkers A/S	July 2012	Spot(14)
Genco Sugar	1998	Lauritzen Bulkers A/S	July 2012	Spot(14)
Genco Charger	2005	AMN Bulkcarriers Inc.	December 2011	100% of BHSI
Genco Challenger	2003	AMN Bulkcarriers Inc.	December 2011	100% of BHSI
Genco Champion	2006	Pacific Basin Chartering Ltd.	March 2012	100% of BHSI(15)
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(16)	(17)
Genco Bay	2010	Cargill International S.A.	January 2013	$8,500-$13,500 with 50% profit sharing(16)	(17)
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(16)	(17)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI(19)

Vessels to be Delivered
Handysize Vessels

Genco Spirit	2011 (18)	Cargill International S.A.	34.5-37.5 months after delivery	$8,500-$13,500 with 50% profit sharing(16)	(20)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.

(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named ‘‘Net Revenue Daily Rate’’ and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. The minimum remaining term for the Genco Titus is on September 16, 2011, at which point the respective liabilities were or will be amortized to zero and the vessels began or will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, we will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.

(4) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(5) We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 99% of the average of the daily rates of the Baltic Capesize Index, or BCI, as reflected in daily reports.   Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 99%.  The vessel delivered to its new charterer on June 28, 2011.

(6) We have reached an agreement with U-Sea Bulk A/S, Copenhagen on a spot market-related time charter for the Genco Beauty based on 100% of the Baltic Panamax Index, or BPI, as reflected in daily reports, except for the initial 30 days after delivery in which hire is based on 100% of the Baltic Panamax P3A.  The charter commenced on April 24, 2011.  For the Genco Knight, we have reached an agreement with Swissmarine Services S.A. for 10.5 to 13.5 months that commenced on March 23, 2011 at a rate based on 100% of the BPI as reflected in daily reports.  For both vessels, hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%.

(7) We have reached an agreement with Cargill International S.A. on a time charter for 65 to 75 days at a rate of $24,000 per day less a 5.00% third party brokerage commission.  Hire payment is made every 15 days in advance.  The vessel delivered to charterers on July 18, 2011.

(8) We have reached an agreement with Pacific Basin Chartering Ltd. on two spot market-related time charters for 11 to 13.5 months with rates based on 103% and 106% of the average of the Baltic Supramax Index, or BSI, as reflected in daily reports for the Genco Predator and Genco Hunter, respectively.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period to a fixed rate based on Supramax FFA values at 103% for the Genco Predator and after the initial 45 days at 106% for the Genco Hunter.  The Genco Predator began on its new rate on June 16, 2011 while the Genco Hunter began on its new rate on July 5, 2011.

(9) We have reached an agreement with Klaveness Chartering on a spot market-related time charter based on 102% of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period to a fixed rate based on Supramax FFA values at 102%.  The duration of the charter is 11 to 13.5 months commencing on April 26, 2011.

(10) We have reached an agreement with Louis Dreyfus Commodities Suisse S.A. on a time charter at a rate of $12,000 per day less a 5.00% third party brokerage commission for 3 to 5.5 months.  Hire payment is made every 15 days in advance.  The vessel will deliver to its new charterer on or about July 31, 2011.

(11) We have reached an agreement with Setaf-Saget SAS on a time charter for 6 to 8.5 months at a rate of $15,250 per day.  Hire is paid every 15 days in advance less a 3.75% third party brokerage commission.  The vessel was delivered in direct continuation from its previous time charter with Setaf-Saget SAS, which ended on June 10, 2011.

(12) We have reached an agreement with ED & F MAN Shipping Ltd. and Pacific Basin Chartering Ltd. on spot market-related time charters for the Genco Marine and Prosperity, respectively for 11 to 13.5 months at a rate based on 92% of the average of the daily rates of the BSI, as reflected in daily reports.  Hire payment is made every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance period to a fixed rate based on Supramax FFA values at 92%, however, for the Genco Prosperity cannot do so until 45 days after delivery.  The Genco Marine went into drydock for scheduled repairs on May 19, 2011 and came out of the yard on June 5, 2011 then delivered to its new charterer.  The Genco Prosperity began on its new rate on June 9, 2011.

(13) We have reached an agreement with Trafigura Beheer B.V. on a spot market-related time charter based on 95% of the average of the daily rates of the BSI, as reflected in daily reports.  The duration of the charter is 11 to 14.5 months with payment being made every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 95%.  The charter began on May 23, 2011.  The vessel went into drydock for scheduled repairs on April 17, 2011 and came out of the yard on April 28, 2011.

(14) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

(15) We have reached an agreement with Pacific Basin Chartering Ltd. on a spot market-related time charter based on 100% of the average of the daily rates of the Baltic Handysize Index, or BHSI, as reflected in daily reports.  The duration of the charter is 11 to 13.5 months with hire paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance of any period to a fixed rate based on Handysize FFA values at 100%.  The vessel began its new rate on April 21, 2011.

(16) The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.

(17) These vessels were acquired with existing time charters with below-market rates. As described in footnote 20, intangible liabilities will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. Specifically, for the Genco Avra, Genco Ocean and Genco Bay, the daily amount of amortization associated with them will be approximately $350, $700 and $750 per day over the actual cash rate earned, respectively.

(18) Built & delivery date for vessel being delivered in the future is an estimate based on guidance received from the sellers and shipyard.

(19) The rate for the spot market-related time charter will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission. The time charter commenced on July 21, 2011 following delivery of the vessel to the Company.

(20) This vessel was acquired with an existing time charter with a below-market rate. For the time charters that are below-market, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, and assuming deliveries of the vessels we have agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,811,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Wednesday, July 27, 2011 at 8:30 a.m. Eastern Time, to discuss its 2011 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 428-9505 or (719) 325-2414 and enter passcode 3453552.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 3453552. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the Company’s acquisition or disposition of vessels; (xi) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the fulfillment of the closing conditions under, and the execution of customary additional documentation for, the Company’s agreements to acquire one drybulk vessel; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its reports on Form 10-Q and Form 8-K.